                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                 (Rule 13d-101)

                           --------------------------

                               LENNAR CORPORATION
                                (Name of Issuer)

                           --------------------------

                 CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    526057302
                                 (CUSIP Number)

                           --------------------------

                            David W. Bernstein, Esq.
                             Clifford Chance US LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------

                                December 17, 2003
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 2 of 12 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             LMM FAMILY PARTNERSHIP, L.P.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          10,341,827
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  10,341,827
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,341,827
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             63.7%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 3 of 12 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             LMM FAMILY CORP.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          10,602,157
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  10,602,157
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,602,157
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             65.3%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 3 of 12 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             MARITAL TRUST I CREATED UNDER LEONARD MILLER AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT DATED JUNE 8, 2001
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          10,602,157
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  10,602,157
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,602,157
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             65.3%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 5 of 12 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THE MILLER CHARITABLE FUND, L.P.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          260,330
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  260,330
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             260,330
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

Item 5.  Interest in Securities of the Issuer.

         Item 5 is amended by adding at the end of the text responding to paragraphs (a)-(b) the following:

         On December 17, 2003, The Miller Charitable Fund, L.P. ("Charitable") transferred 37,000 shares of Class B common stock of the Company, as a charitable contribution, to The Miller Foundation, Inc. As a result of this transaction, on December 17, 2003, (i) Charitable is the beneficial owner of, with shared voting and dispositive power over, a total of 260,330 shares of Class B common stock of the Company, and (ii) each of the Corporation and Marital Trust I is the beneficial owner of, with shared voting and dispositive power over, a total of 10,602,157 shares of Class B common stock of the Company.

         Based upon the information as to outstanding shares contained in the Company's Report on Form 10-Q for the period ended August 31, 2003, (i) the shares of Class B common stock of which Charitable is the beneficial owner constitute 1.6% of the outstanding shares of Class B common stock, and (iii) the shares of Class B common stock of which each of the Corporation and Marital Trust I is the beneficial owner constitute 65.3% of the outstanding shares of Class B common stock.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Bernstein, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign in any and all capacities any and all amendments to this Statement on Schedule 13D and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated:  December 23, 2003





                                           LMM FAMILY PARTNERSHP, L.P.
                                           By: LMM Family Corp.
                                               its general partner


                                           By: /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               President




                                           LMM FAMILY CORP.


                                           By: /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               President




                                           MARITAL TRUST I CREATED UNDER THE
                                           LEONARD MILLER AMENDED AND RESTATED
                                           REVOCABLE TRUST AGREEMENT DATED
                                           JUNE 8, 2001


                                           By: /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               Trustee